EXHIBIT 10.21
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective March 9, 2007, by and between George B. Sundby (“Executive”) and ABM Industries Incorporated (“ABM”) for itself and on behalf of its subsidiary corporations as applicable herein.
WHEREAS, Executive is serving as ABM’s Executive Vice President & Chief Financial Officer; and
WHEREAS, ABM plans to move its corporate headquarters to metropolitan New York City in 2008 and Executive has chosen not to relocate; and
WHEREAS, Executive and ABM desire to enter into an agreement under which Executive will continue to serve as Executive Vice President & Chief Financial Officer through the end of 2007 and assist in the training of the successor to his position; and
WHEREAS, ABM desires to change Executive’s compensation structure to provide him with additional incentives to continue to serve as its Chief Financial Officer during this period;
NOW THEREFORE, Executive and ABM agree to the following amendments to the Executive Employment Agreement between Executive and ABM dated July 12, 2005 (the “2005 Agreement”):
1.	Paragraph 3W shall be amended in its entirety to read as follows:
W.	Target Bonus shall mean 50% of Base Salary.
2.	Section 3 shall be amended by adding the following Paragraphs:
AA.	“Health Insurance Contribution” means ABM’s contribution to provide group health insurance for Executive and excludes any payment by Executive for such coverage.

BB.	“Severance Payment” means $540,000.
Other capitalized terms used in this Amendment without definition shall have the meanings set forth in the 2005 Agreement.

3.	Paragraph 4 of the 2005 Agreement is amended in its entirety to read as follows:

DUTIES & RESPONSIBILITIES. Executive shall perform the duties and responsibilities Executive Vice President & Chief Financial Officer and serve as the

Principal Financial Officer as defined by the Securities and Exchange Commission. Executive shall report to the Chief Executive Officer and shall supervise and direct the Corporate Controller, Internal Audit and Safety Departments.

4.	Paragraph 5 of the 2005 Agreement is amended in its entirety to read as follows:

TERM OF AGREEMENT. This agreement shall end on December 31, 2007, unless sooner terminated pursuant to Paragraph 16.

5.	Paragraph 7A of the 2005 Agreement is amended in its entirety to read as follows:
A.	SALARY. A salary paid in equal installments no less frequently than semi-monthly at the annual rate of $360,000.
6.	Paragraph 7B of the 2005 Agreement is amended in its entirety to read as follows:
B.	BONUS. Executive shall receive the following Bonus payments for Fiscal Year 2007:
i.	Executive shall be entitled to receive a Bonus for the 2007 Fiscal Year equal to his Target Bonus.

ii.	In the event of the timely filing of the Company’s Annual Report on Form 10-K and the continuing improvements in the Company’s control environment evidenced by an unqualified opinion by the Company’s independent auditors on management’s assessment of, and the effective operation of, internal control over financial reporting in such Annual Report, ABM shall pay executive an additional Bonus of $100,000.

iii.	ABM shall pay Executive the Bonuses under Paragraphs 7.B.i and 7.B.ii, following completion of the audit of ABM’s financial statements for such Fiscal Year, and, in the event that such audit is completed in a timely manner, no later than January 15, 2008.

iv.	In the event of Executive’s death or a termination of employment hereunder other than a termination by the Company under Paragraph 16B, ABM shall pay Executive, within 75 days thereafter, a prorated portion of the Bonuses payable under Paragraphs 7Bi and 7Bii (without any requirement that the Annual Report on Form 10-K have been filed), based on the portion of the Fiscal Year that has been completed prior to the date of death or termination.

v.	Executives will not be eligible for a Bonus for that portion of Fiscal Year 2008 that he is employed under this Agreement.
7.	Paragraph 7D of the 2005 Agreement is amended in its entirety to read as follows:

D.	SEVERANCE PAYMENT AND OTHER POST SEVERANCE OBLIGATIONS. Following the termination of Executive’s employment pursuant to paragraph 16A, and subject to Executive’s having executed a full release of all claims against ABM, Executive shall receive the Severance Payment within 31 days. In addition, ABM will reimburse Executive for the Health Insurance Contribution portion for COBRA and California COBRA premiums for continuation of healthcare benefits for Executive and his eligible dependents during any period for which he is eligible for such COBRA and California COBRA continuation coverage. Executive will be responsible for all other costs such as the employee contribution amounts, co-payments and deductibles.
8.	Paragraph 9B is amended in its entirety to read as follows:
B.	BEST EFFORTS. During all full-time employment hereunder, Executive shall devote full working time and attention to ABM. ABM acknowledges that Executive will be exploring other employment opportunities during the term of this Agreement.
9.	Paragraph 13E is amended in its entirety to read as follows:
E.	CONSULTATION AND COOPERATION. Upon termination of employment hereunder, Executive if not working on a full-time basis for another employer shall be available, at ABM’s request, to provide consulting services. In the event such assistance is requested, ABM will provide parking, office space, and administrative support as well as the reimbursement of expenses. Executive shall also cooperate with Company in its defense or prosecution of any current or future matter in any forum, including but not limited to lawsuits, federal, state or local agency claims, audits and investigations, and internal and external investigations concerning any matter in which he was involved during his employment with ABM or about which he has or should have knowledge and information. Executive’s cooperation shall include, but is not limited to, meeting with ABM’s in-house and/or outside attorneys, communicating his knowledge of relevant facts to ABM’s attorneys, experts, consultants, investigators, executives, management and human resources employees and other representatives, reviewing and commenting on any relevant documents, preparing any requested documentation and testifying at depositions, hearings, arbitrations, trials and any other forum at which Executive’s participation and testimony is requested by ABM. In his performing services under this Paragraph 13E, Executive shall be bound by the covenants of good faith and veracity set forth in Paragraph 9 of this Agreement and as outlined in ABM’s Code of Business Conduct and Ethics and shall be compensated for his time at an hourly rate of $300 per hour.
10.	Paragraph 14 is deleted in its entirety.

11.	Paragraph 15 is deleted in its entirety.

12.	Paragraph 16 is amended in its entirety to read as follows:

16.	TERMINATION OF EMPLOYMENT.

A.	TERMINATION UPON EXPIRATION OF TERM. Executive’s employment shall terminate, with or without cause, at the expiration of the the earlier of the term set forth in Paragraph 5 of the Agreement as amended or the date that another person is appointed as Chief Financial Officer by the ABM Industries Board of Directors and begins serving in that position.

B.	TERMINATION FOR CAUSE. ABM may terminate Executive’s employment hereunder at any time during the term of this Agreement, without notice subject only to a good faith determination by a majority of the Board of Just Cause.

C.	VOLUNTARY TERMINATION BY EXECUTIVE. At any time during the term of this Agreement and with or without cause, Executive may terminate employment hereunder by giving ABM 30 days prior written notice; provided however, that Executive will not receive any Severance Payment under Paragraph 7D.

D.	DISABILITY. Employment hereunder shall automatically terminate upon Total Disability.

E.	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of ABM and of any ABM subsidiaries or affiliates, as applicable. Executive shall promptly return and release all Company property in Executive’s possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph 11 of this Agreement. ABM shall pay Executive when due any and all previously earned, but as yet unpaid, salary, Bonus, other contingent compensation, reimbursement of business expenses and fringe benefits.
13.	ENTIRE AMENDMENT. Unless otherwise specified herein, the 2005 Agreement as amended by this Amendment sets forth every contract, understanding and arrangement as to the employment relationship between Executive and ABM other than the Severance

Agreement between Executive and ABM dated as of December 13, 2005, and may only be changed by a written amendment signed by both Executive and ABM.
IN WITNESS WHEREOF, Executive and the Chief Executive Officer have executed this Agreement as of the date set forth above.

Executive: George B. Sundby

Signature:	/s/ George B. Sundby
Date:	March 9, 2007

ABM: ABM Industries Incorporated

Signature:	/s/ Henrik C. Slipsager
Henrik C. Slipsager
Title:	Chief Executive Officer
Date:	March 8, 2007